EXHIBIT 99.1

Northern Technologies International Corporation Reports Financial Results for First Quarter Fiscal 2018

MINNEAPOLIS, Jan. 11, 2018 (GLOBE NEWSWIRE) -- Northern Technologies International Corporation (NASDAQ:NTIC), a leading developer of corrosion inhibiting products and services, as well as bio-based and biodegradable polymer resin compounds, today reported its financial results for the first quarter of fiscal 2018.

First quarter fiscal 2018 financial and operating highlights include (with growth rates compared to first quarter of fiscal 2017):

  Consolidated net sales increased 19.0% to a quarterly record $11,543,000
  ZERUST® product net sales increased 17.8% to $9,528,000
  ZERUST® product sales include sales of $2,912,000 from NTIC China, which represents an increase of 88.2%
  Natur-Tec® product net sales increased 24.6% to a quarterly record $2,015,000
  Joint venture operating income increased 25.4% to $3,248,000
  Net income attributable to NTIC increased 264.1% to $1,084,000
  Net income attributable to NTIC was $0.24 per diluted share an increase of 242.9%

“Our positive momentum allowed NTIC to achieve both record sales and our most profitable first quarter ever,” said G. Patrick Lynch, President and Chief Executive Officer of NTIC. “Healthy global demand continued to drive sales of ZERUST® corrosion inhibiting solutions in North America, China, and throughout most of our joint venture countries. NTIC's global ZERUST® and Natur-Tec® sales, including all joint venture sales, passed $40 million for the first time in the history of the company in the first quarter of fiscal 2018. Sales at NTIC China were up 88.2% in the first quarter compared to the same period last fiscal year, and were up 30.3% from the fiscal 2017 fourth quarter. We are extremely pleased with the performance at NTIC China, but it is important to note NTIC China’s second quarter sales may be slightly off first quarter levels as a result of the Chinese New Year holiday period. Natur-Tec first quarter sales exceeded $2,000,000, as sales were up 24.6% during the fiscal 2018 first quarter compared to the same quarter last fiscal year. We are encouraged by this strong start to the year, as we enjoyed increased demand for our core corrosion inhibiting solutions, favorable currency exchange rates, and the positive contribution of our emerging businesses.”

NTIC’s consolidated net sales increased 19.0% to $11,543,000 during the three months ended November 30, 2017, compared to $9,702,000 for the three months ended November 30, 2016. The increase in consolidated net sales was primarily a result of an increase in sales of ZERUST® rust and corrosion inhibiting packaging products, the contribution of NTIC China, and sales of Natur-Tec® products.

The following table sets forth NTIC’s net sales by product category for the three months ended November 30, 2017 and 2016, by segment:

	Three Months Ended
	November 30, 2017	% of Net Sales	November 30, 2016	% of Net Sales	% Change
ZERUST® industrial net sales	$8,736,264	75.7%	$6,518,289	67.2%	34.0%
ZERUST® joint venture net sales	507,631	4.4%	820,058	8.4%	(38.1)%
ZERUST® oil & gas net sales	283,842	2.4%	746,331	7.7%	(62.0)%
Total ZERUST® net sales	$9,527,737	82.5%	$8,084,678	83.3%	17.8%
Total Natur-Tec® sales	2,015,301	17.5%	1,617,345	16.7%	24.6%
Total net sales	$11,543,038	100.0%	$9,702,023	100.0%	19.0%

NTIC’s joint venture operating income increased 25.4% to $3,248,000 during the three months ended November 30, 2017, compared to joint venture operating income of $2,590,000 during the three months ended November 30, 2016. The increase was attributable to the corresponding increase in total sales of the joint ventures as fees for services provided to joint ventures are a function of the net sales of NTIC’s joint ventures, which were $28,499,000 during the three months ended November 30, 2017, compared to $24,200,000 for the three months ended November 30, 2016.

Operating expenses, as a percent of net sales, for the first quarter of fiscal 2018 were 48.7%, compared to 53.1% for the same period last fiscal year. This reduction was primarily a result of higher personnel and research and development expenses, partially offset by lower general and administrative expenses.

NTIC incurred legal expenses of $350,000 and $320,000 during the first quarter ended November 30, 2017 and 2016, respectively, related to the litigation against Cortec Corporation. On September 20, 2017, the United States District Court for the Northern District of Ohio dismissed with prejudice all claims asserted by NTIC in litigation against Cortec Corporation. At this time, NTIC does not anticipate any meaningful legal expenses going forward related to the litigation against Cortec Corporation.

The company reported net income attributable to NTIC for the first quarter of fiscal 2018 of $1,084,000, or $0.24 per diluted share, compared to net income attributable to NTIC of $298,000, or $0.07 per diluted share for the same period last fiscal year.

NTIC’s balance sheet remains strong, with no debt, and working capital of $20,383,000 at November 30, 2017, including $4,627,000 in cash and cash equivalents and $3,770,000 in available for sale securities, compared to $21,173,000 at August 31, 2017, including $6,360,000 in cash and cash equivalents and $3,767,000 in available for sale securities.

At November 30, 2017, the company had $21,702,000 of investments in joint ventures, of which over $13,300,000 or 61% is cash, with the remaining balance mostly made up of other working capital.

Mr. Lynch added, “While oil and gas net sales were down in the first quarter, we expect oil and gas sales to improve in the second quarter. The anticipated higher oil and gas sales should further increase profitability in the second quarter, despite the slight impact of anticipated lower NTIC China sales due to Chinese New Year. In addition, profitability in the second half of the fiscal year should be better than the first half of the fiscal year, as NTIC historically experiences higher seasonal sales in the later part of the fiscal year.”

Outlook

For the fiscal year ending August 31, 2018, NTIC continues to expect its net sales to be in the range of $46.0 million to $47.0 million. The company also continues to anticipate net income attributable to NTIC to be in the range of $5.0 million to $5.3 million, or $1.10 to $1.15 per diluted share. NTIC’s annual net income guidance does not take into consideration any non-cash write down to its deferred tax asset that NTIC expects will occur in the second quarter of fiscal 2018 as a result of the recent enactment of the Tax Cuts and Jobs Act.

These estimates are subject to significant risks and uncertainties, including those described below under the heading “Forward-Looking Statements.”

Conference Call and Webcast

NTIC will host a conference call today at 8:00 a.m. Central Time to review its results of operations for the first quarter of 2018 and its future outlook, followed by a question and answer session. The conference call will be available to interested parties through a live audio webcast available through NTIC’s website at www.ntic.com or http://ir.ntic.com/events.cfm where the webcast will be archived and accessible for at least 12 months. The dial-in number for the conference call is (877) 670-9776 and the confirmation code is 3393317.

About Northern Technologies International Corporation

Northern Technologies International Corporation develops and markets proprietary environmentally beneficial products and services in over 60 countries either directly or via a network of subsidiaries, joint ventures, independent distributors and agents. NTIC’s primary business is corrosion prevention marketed primarily under the ZERUST® brand. NTIC has been selling its proprietary ZERUST® rust and corrosion inhibiting products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets, for over 40 years, and in recent years has targeted and expanded into the oil and gas industry. NTIC offers worldwide on-site technical consulting for rust and corrosion prevention issues. NTIC’s technical service consultants work directly with the end users of NTIC’s products to analyze their specific needs and develop systems to meet their technical requirements. NTIC also markets and sells a portfolio of bio-based and biodegradable polymer resins and finished products marketed under the Natur-Tec® brand.

Forward-Looking Statements

Statements contained in this release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such statements include NTIC’s expectations regarding its financial guidance for fiscal 2018, the anticipated growth of its ZERUST® oil and gas business, and other statements that can be identified by words such as “believes,” “continues,” “expects,” “anticipates,” “intends,” “potential,” “outlook,” “will,” “may,” “would,” “should,” “guidance” or words of similar meaning, the use of future dates and any other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of NTIC’s management and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: the ability of NTIC to achieve its annual financial guidance and continue to pay dividends; NTIC’s dependence on the success of its joint ventures and fees and dividend distributions that NTIC receives from them; NTIC’s relationships with its joint ventures and its ability to maintain those relationships; NTIC’s dependence on its joint venture in Germany in particular due to its significance and the effect of a termination of this or its other joint ventures on NTIC’s business and operating results; the effect on NTIC’s business and operating results of the termination of NTIC’s joint venture relationship in China and sale of products and services in China through NTIC China; the ability of NTIC China to achieve significant sales; costs and expenses incurred by NTIC in connection with its ongoing litigation against its former Chinese joint venture partner; the effect of United Kingdom’s exit from the European Union, economic slowdown and political unrest; risks associated with NTIC’s international operations; exposure to fluctuations in foreign currency exchange rates, including in particular the Euro compared to the U.S. dollar; the health of the U.S. and worldwide economies, including in particular the U.S. automotive industry; the level of growth in NTIC’s markets; NTIC’s investments in research and development efforts; acceptance of existing and new products; timing of NTIC’s receipt of purchase orders under supply contracts; variability in sales to customers in the oil and gas industry and the effect on NTIC’s quarterly financial results; increased competition; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including the new tax reform law, which could result in a write-down of our deferred tax assets, and rules relating to environmental, health and safety matters; pending and potential litigation; and NTIC’s reliance on its intellectual property rights and the absence of infringement of the intellectual property rights of others. More detailed information on these and additional factors which could affect NTIC’s operating and financial results is described in the company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the fiscal year ended August 31, 2017. NTIC urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, NTIC undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF NOVEMBER 30, 2017 (UNAUDITED) AND AUGUST 31, 2017 (AUDITED)

	November 30, 2017	August 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,627,213	$6,360,201
Available for sale securities	3,770,241	3,766,984
Receivables:
Trade excluding joint ventures, less allowance for doubtful accounts
of $40,000 at November 30, 2017 and August 31, 2017	7,251,821	5,912,631
Trade joint ventures	520,653	691,752
Fees for services provided to joint ventures	1,310,818	1,302,944
Income taxes	—	137,256
Inventories	7,969,328	7,456,552
Prepaid expenses	760,567	439,298
Total current assets	26,210,641	26,067,618

PROPERTY AND EQUIPMENT, NET	7,235,301	7,359,662

OTHER ASSETS:
Investments in joint ventures	21,701,913	20,035,074
Deferred income taxes	1,756,565	1,756,565
Patents and trademarks, net	1,291,335	1,322,089
Other	—	71,685
Total other assets	24,749,813	23,185,413
Total assets	$58,195,755	$56,612,693

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,797,674	$2,676,610
Income taxes payable	15,565	—
Accrued liabilities:
Payroll and related benefits	955,903	1,540,386
Other	1,058,793	677,621
Total current liabilities	5,827,935	4,894,617

COMMITMENTS AND CONTINGENCIES

EQUITY:
Preferred stock, no par value; authorized 10,000 shares; none issued and outstanding	—	—
Common stock, $0.02 par value per share; authorized 10,000,000
shares; issued and outstanding 4,537,408 and 4,535,018, respectively	90,748	90,700
Additional paid-in capital	14,294,584	14,163,509
Retained earnings	37,706,367	37,077,483
Accumulated other comprehensive loss	(2,518,243)	(2,471,064)
Stockholders’ equity	49,573,456	48,860,628
Non-controlling interest	2,794,364	2,857,448
Total equity	52,367,820	51,718,076
Total liabilities and equity	$58,195,755	$56,612,693

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) FOR THE THREE MONTHS ENDED NOVEMBER 30, 2017 AND 2016

	Three Months Ended
	November 30, 2017	November 30, 2016
NET SALES:
Net sales, excluding joint ventures	$11,035,407	$9,000,224
Net sales, to joint ventures	507,631	701,799
Total net sales	11,543,038	9,702,023

Cost of goods sold	7,888,470	6,612,766
Gross profit	3,654,568	3,089,257

JOINT VENTURE OPERATIONS:
Equity in income from joint ventures	1,741,328	1,274,004
Fees for services provided to joint ventures	1,507,142	1,315,591
Total joint venture operations	3,248,470	2,589,595

OPERATING EXPENSES:
Selling expenses	2,599,949	2,039,084
General and administrative expenses	2,219,745	2,471,780
Research and development expenses	798,731	642,522
Total operating expenses	5,618,425	5,153,386

OPERATING INCOME	1,284,613	525,466

INTEREST INCOME	24,056	3,563
INTEREST EXPENSE	(5,089)	(4,623)

INCOME BEFORE INCOME TAX EXPENSE	1,303,580	524,406

INCOME TAX EXPENSE	104,991	117,713

NET INCOME	1,198,589	406,693

NET INCOME ATTRIBUTABLE TO NON-CONTROLLING INTERESTS	114,963	109,054

NET INCOME ATTRIBUTABLE TO NTIC	$1,083,626	$297,639

NET INCOME ATTRIBUTABLE TO NTIC PER COMMON SHARE:
Basic	$0.24	$0.07
Diluted	$0.24	$0.07

WEIGHTED AVERAGE COMMON SHARES ASSUMED OUTSTANDING:
Basic	4,537,368	4,531,950
Diluted	4,608,788	4,558,878

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.10	$0.00

Investor and Media Contacts:
Matthew Wolsfeld, CFO
NTIC
(763) 225-6600